EXHIBIT 99.1

Kulicke & Soffa to Redeem its 5.25% Convertible Subordinated Notes

Willow Grove, PA — (MARKET WIRE) — July 19, 2004 — Kulicke and Soffa Industries, Inc. (NasdaqNM: KLIC) today announced that it intends to redeem all of its outstanding 5.25% Convertible Subordinated Notes due 2006 (the “Notes”) on August 19, 2004 at a redemption price equal to 102.100% of the principal amount of the Notes outstanding, plus interest accrued to, but excluding, the date of redemption. The Company will use approximately $55.1 million to redeem the Notes, which will be funded from the net proceeds of the Company’s recent private placement to qualified investors of its 1% Convertible Subordinated Notes due 2010 and from the Company’s cash reserves.

About K&S

Kulicke & Soffa (NasdaqNM: KLIC) is the world’s leading supplier of semiconductor wire bonding assembly equipment. K&S is the only major supplier to the semiconductor assembly industry that provides customers with semiconductor wire bonding equipment along with the complementing packaging materials and test interconnect products that actually contact the surface of the customer’s semiconductor devices. The ability to control all of these assembly related products is unique to Kulicke & Soffa, and allows us to develop system solutions to the new technology challenges inherent in assembling and packaging next-generation semiconductor devices. Test interconnect products include a variety of wafer probe cards, ATE interface assemblies, and ATE boards for wafer testing, as well as test sockets for all types of packaged semiconductor devices. Kulicke & Soffa’s web site address is http://www.kns.com.

Caution Concerning Forward Looking Statements

This press release contains forward-looking statements which are found in various places throughout the press release. While these forward-looking statements represent our judgments and future expectations concerning the development of our business, a number of risks, uncertainties and other important factors could cause actual developments and results to differ materially from our expectations. These factors include, but are not limited to, those listed or discussed in Kulicke & Soffa Industries’ 2003 Annual Report on Form 10-K and: the risk of failure to successfully manage our operations; the risk that anticipated orders may not materialize or that orders received may be postponed or canceled, generally without charges; the risk that anticipated cost savings will not be achieved; the volatility in the demand for semiconductors and our products and services; acts of terrorism and violence; overall global economic conditions; risks, such as changes in trade regulations, currency fluctuations, political instability and war, associated with a substantial foreign customer and supplier base and substantial foreign manufacturing operations; potential instability in foreign capital markets; and other key factors that could adversely affect our businesses and financial performance contained in past and future filings and reports, including those with the SEC. Kulicke & Soffa Industries is under no obligation to (and expressly disclaims any obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Contact:

Company Contact:

Michael Sheaffer

215-784-6411

215-784-6167 fax

msheaffer@kns.com